UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF
    1934


COMMISSION FILE NUMBER  333-61840

Credit Suisse First Boston Mortgage Securities Corp.
        (Exact name of registrant as specified in its charter)

11 Madison Avenue, 5th Floor
New York, New York  10010            (212) 325-2000
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Credit Suisse First Boston Mortgage Securities Corp
Mortgage-Backed  Pass-Through Certificates
2001-HE25
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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

        Rule 12g-4 (a) (1|  |            Rule 12h-3 (b) (| X |
        Rule 12g-4 (a) (1|  |            Rule 12h-3 (b) (|     |
        Rule 12g-4 (a) (2|  |            Rule 12h-3 (b) (|     |
        Rule 12g-4 (a) (2|  |            Rule 12h-3 (b) (|     |
                                         Rule 15d-6      | X |

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:      Eleven

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, Credit Suisse First Boston Mortgage Securities Corp. HAS CAUSED THIS CERTIFICATION TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED
DULY AUTHORIZED PERSON.
DATE:           01/31/2002       By: /s/   Sheryl Christopherson
                                         Sheryl Christopherson
                                         Vice President
                                         US Bank, NA

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT
OF1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY
AN OFFICEROF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY
AUTHORIZED PERSON.  THE NAME AND TITLE OF THE PERSON SIGNING THE
FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.